Exhibit 11

Simpson Thacher & Bartlett LLP
900 G Street, Nw Washington, d.c. 20001
telephone: +1-202-636-5500 facsimile: +1-202-636-5502

June 26, 2026

Franklin BSP Capital Corporation One Madison Avenue New York, New York 10010

To The Addressee Stated Above:

We have acted as counsel to Franklin BSP Capital Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form N-14 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to $300,000,000 aggregate principal amount of 6.000% Notes due 2030 (the “Exchange Notes”).

The Exchange Notes will be issued pursuant to an indenture, dated as of March 29, 2021 (the “Base Indenture”), as supplemented by the fourth supplemental indenture, dated as of October 2, 2025, to the Base Indenture (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”). The Exchange Notes will be offered by the Company in exchange for $300,000,000 aggregate principal amount of the Company’s outstanding 6.000% Notes due 2030, which have not been registered under the Securities Act.

We have examined the Registration Statement and the Indenture, which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

BEIJING	HONG KONG	Houston	LONDON	Los Angeles	Palo Alto	SÃO PAULO	TOKYO	Washington, D.C.

Franklin BSP Capital Corporation	Simpson Thacher & Bartlett LLP

In rendering the opinion set forth below, we have assumed further that the execution, issuance, delivery and performance by the Company of the Indenture and the Exchange Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture pursuant to the exchange offer described in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) the waiver of rights and defenses contained in Section 5.14 of the Base Indenture or (ii) Section 1.10 of the Base Indenture relating to the separability of provisions of the Base Indenture.

In connection with Section 1.14 of the Base Indenture whereby the parties submit to the jurisdiction of the courts of the United States of America sitting in The City of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of Section 1.14 of the Indenture which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 11 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP